UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2025

INVO FERTILITY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-39701	20-4036208
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5582 Broadcast Court

Sarasota, FL 34240

(Address of principal executive offices, including zip code)

(978) 878-9505

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	IVF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into Material Definitive Agreement.

Pritts Settlement

On September 30, 2025, INVO Fertility, Inc. (the “Company”) finalized its settlement agreement with Dr. Elizabeth Pritts (“Dr. Pritts”), consistent with terms of the binding term sheet previously disclosed and filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on May 20, 2025 and incorporated herein by reference.

On May 7, 2025, Dr. Pritts and the Elizabeth Pritts Revocable Living Trust (the “Pritts Trust”) filed a complaint in the Circuit Court of the State of Wisconsin, Dane County, against the Company and its subsidiaries INVO Centers LLC, Wisconsin Fertility and Reproductive Surgery Associates, S.C., and Wood Violet Fertility LLC (“Wood Violet”). Dr. Pritts and the Pritts Trust asserted causes of action for breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract (or, in the alternative, veil piercing), and unjust enrichment, arising out of the transaction documents (the “WFI Documents”) pursuant to which the Company acquired Wisconsin Fertility Institute.

On May 14, 2025, the Company, Dr. Pritts, the Pritts Trust, and certain of their respective affiliates entered into a binding term sheet (the “Term Sheet”) to settle all disputes between the parties pursuant to the terms set forth in the Term Sheet (the “Terms”). The parties agreed to cooperate in good faith to prepare and enter into a final settlement agreement (the “Settlement Agreement”) based on the terms set forth in the Term Sheet; provided, however, that unless and until the Settlement Agreement was executed, the Terms are binding on the parties.

On September 30, 2025, the Company, Dr. Pritts, the Pritts Trust and certain of their respective affiliates executed the Settlement Agreement.

The Settlement Agreement provides that Wood Violet would pay Dr. Pritts $6,010,000 in full and final settlement and satisfaction of all obligations to Dr. Pritts and her affiliates under the WFI Documents. Of this amount, $1 million has been paid as of the date hereof, and the remainder is payable as follows: $755,000 due September 30, 2025, $755,000 due December 31, 2025, $1,000,000 due March 31, 2026, $2,000,000 due June 30, 2026, and $500,000 due December 31, 2026. The Company agreed to provide Wood Violet with use of 25% of all gross funding proceeds above $2,000,000 raised within any six-month period to accelerate the payment of scheduled settlement payments in chronological order. The parties also entered into a consent judgment to resolve the complaint that would be entered only upon any breach of the Settlement Agreement. The parties agreed to settle all disputes, including those related to employment, acquisition, tax, and related matters, the termination of all employment, consulting, and similar agreements with Dr. Pritts, and other customary terms, including, without limitation, indemnification and release of claims.

The foregoing summary of the Settlement Agreement is not complete and is qualified in its entirety by reference to the Settlement Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 3.02 Unregistered Sale of Equity Securities.

On September 30, 2025, an institutional investor and existing holder (the “Holder”) of Series C-2 Convertible Preferred Stock (the “C-2 Preferred”) of the Company exercised its Additional Investment Right (as defined in that certain Securities Purchase Agreement (as amended, the “Securities Purchase Agreement”), dated as of January 3, 2024, between the Holder and NAYA Therapeutics Inc. (formerly known as NAYA Biosciences, Inc.), to which the Company became a party pursuant to a joinder agreement (the “Joinder Agreement”) on October 11, 2024), to acquire 400 shares of C-2 Preferred, with an aggregate stated value of $400,000, for $400,000 in cash. As a result of the exercise, the conversion price on the C-2 Preferred adjusted to $0.7141 per share. The C-2 Preferred issued pursuant to this exercise were sold and issued, and the shares of common stock issuable thereunder will be sold and issued, without registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and/or Rule 506 promulgated under the Securities Act.

To the extent required by Item 3.02 of Form 8-K, the information contained in Item 1.01 of the Current Report on Form 8-K filed on July 1, 2025 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Settlement and Mutual Release Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2025	INVO FERTILITY, INC.

/s/ Steven Shum
Steven Shum
Chief Executive Officer